Exhibit 21.1

SUBSIDIARIES OF THE COMPANY
As of January 29, 2011

Legal Entity Name	Jurisdiction of Incorporation
Borders Direct, LLC	Virginia
Borders Fulfillment, Inc.	Delaware
Borders, Inc.	Colorado
Borders International Services, Inc.	Michigan
Borders/JGE Joint Venture, LLC	Michigan
Borders Online, Inc.	Colorado
Borders Online, LLC	Delaware
Borders Properties, Inc.	Delaware
BGI (UK) Limited	U.K.
BGP (UK) Limited	U.K.
Borders Superstores (UK) Limited	U.K.
Borders Bookstore (M) SDN.BHD	Malaysia
BGI Franchise PTY LTD.	Australia